                                                                  EXHIBIT (h)(1)

                              AMENDED AND RESTATED

                            TRANSFER AGENCY AGREEMENT

     THIS AGREEMENT,  made as of August 1, 2007, by and between AMERICAN CENTURY
CALIFORNIA  TAX-FREE  AND  MUNICIPAL  FUNDS,  a  Massachusetts   Business  Trust
("ACCTFMF"),  and AMERICAN CENTURY  SERVICES,  LLC, a Missouri limited liability company ("Services").

     1. By action of its Board of Directors,  ACCTFMF appointed  Services as its transfer agent, and Services accepted such appointment.

     2. As transfer agent for ACCTFMF,  Services shall perform all the functions usually performed by transfer agents of investment companies, in accordance with the  policies  and  practices  of  ACCTFMF as  disclosed  in its  prospectus  or otherwise communicated to Services from time to time, including, but not limited to, the following:

     (a)  Recording the  ownership,  transfer,  conversion and  cancellation  of ownership of shares of ACCTFMF on the books of ACCTFMF;

     (b)  Causing the issuance,  transfer,  conversion and cancellation of stock certificates of ACCTFMF;

     (c)  Establishing and maintaining records of accounts;

     (d)  Computing and causing to be prepared and mailed or otherwise delivered to  shareholders  payment of  redemption  proceeds due from ACCTFMF on redemption of shares and notices of reinvestment in additional  shares of dividends,  stock  dividends or stock splits declared by ACCTFMF on shares of ACCTFMF;

     (e)  Furnishing  to  shareholders  such  information  as may be  reasonably
          required   by   ACCTFMF,   including   confirmation   of   shareholder
          transactions and appropriate income tax information;

     (f)  Addressing  and  mailing  to  shareholders  prospectuses,  annual  and
          semiannual  reports;   addressing  and  mailing  proxy  materials  for
          shareholder  meetings  prepared  by  or  on  behalf  of  ACCTFMF,  and tabulating the proxy votes;

     (g)  Replacing  allegedly lost,  stolen or destroyed stock  certificates in accordance  with and  subject to usual and  customary  procedures  and conditions;

     (h)  Maintaining such books and records  relating to transactions  effected by  Services  pursuant  to  this  Agreement  as  are  required  by the
          Investment Company Act of 1940, or by rules or regulations thereunder, or by any other  applicable  provisions  of law, to be  maintained  by
          ACCTFMF  or its  transfer  agent with  respect  to such  transactions;
          preserving, or causing to be preserved, any such books and records for such periods as may be required by any such law,  rule or  regulation;
          furnishing  ACCTFMF such  information as to such  transactions  and at such  times  as  may  be  reasonably  required  by it to  comply  with applicable laws and regulations, including but not limited to the laws of the several states of the United States;

     (i)  Dealing with and  answering  all  correspondence  from or on behalf of shareholders relating to its functions under this Agreement.

     3.  ACCTFMF may perform on site  inspection  of records  and  accounts  and perform audits directly pertaining to ACCTFMF  shareholder  accounts serviced by
Services  hereunder  at  Services'  facilities  in  accordance  with  reasonable procedures  at the  frequency  necessary to show proper  administration  of this agreement and the proper audit of ACCTFMF's financial statements.  Services will cooperate  with  ACCTFMF's  auditors  and  the  representatives  of  appropriate regulatory agencies and furnish all reasonably requested records and data.

     4. (a) Services will at all times  exercise due diligence and good faith in performing its duties hereunder.  Services will make every reasonable effort and take all reasonably  available  measures to assure the adequacy of its personnel and  facilities  as well  as the  accurate  performance  of all  services  to be performed  by it  hereunder  within  the  time  requirements  of any  applicable statutes, rules or regulations or as disclosed in ACCTFMF's prospectus.

        (b)  Services  shall  not be  responsible  for,  and  ACCTFMF  agrees to indemnify Services for, any losses,  damages or expenses  (including  reasonable counsel fees and expenses) (a) resulting from any claim, demand,  action or suit not resulting from Services  failure to exercise good faith or due diligence and arising  out of or in  connection  with  Services'  duties on behalf of the fund hereunder;  (b) for any delay,  error,  or  omission  by reason or  circumstance beyond its  control,  including  acts of civil or military  authority,  national emergencies,  labor difficulties  (except with response to Services  employees), fire,  mechanical  breakdowns beyond its control,  flood or catastrophe,  act of
God,  insurrection,  war, riot or failure beyond its control of  transportation, communication  or power  supply;  or (c) for any  action  taken or omitted to be taken by  Services  in good faith in  reliance  on (i) the  authenticity  of any instrument or communication  reasonably believed by it to be genuine and to have been properly made and signed or endorsed by an appropriate  person, or (ii) the accuracy of any records or information  provided to it by ACCTFMF,  or (iii) any authorization or instruction contained in any officers' instruction, or (iv) any advice of counsel approved by ACCTFMF who may be internally  employed counsel or outside counsel, in either case for ACCTFMF or Services.

     5.  Services  shall not look to ACCTFMF for  compensation  for its services
described  herein.  It  shall  be  compensated   entirely  by  American  Century
Investment  Management,  Inc. or American Century Global Investment  Management,
Inc.,  as  applicable  (the  "Advisor"),  pursuant to the  management  agreement between  Advisor  and  ACCTFMF,  which  requires  Advisor to pay,  with  certain exceptions, all of the expenses of ACCTFMF.

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     6. (a) This Agreement may be terminated by either party at any time without penalty upon giving the other party 60 days' written notice (which notice may be waived by either party).

        (b) Upon  termination,  Services  will deliver to ACCTFMF all  microfilm records  pertaining  to  shareholder  accounts  of  ACCTFMF,  and all records of shareholder  accounts in machine  readable  form in the format in which they are maintained by Services.

        (c) All data processing programs used by Services in connection with the performance  of its  duties  under  this  Agreement  are the sole and  exclusive property of Services, and after the termination of this Agreement, ACCTFMF shall have no right to use the same.

     IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first above written.

                                       AMERICAN  CENTURY  CALIFORNIA TAX-FREE
                                          AND MUNICIPAL FUNDS

                                       By: /s/  Maryanne L. Roepke
                                           -------------------------------------
                                           Maryanne L. Roepke
                                           Senior Vice President

                                       AMERICAN  CENTURY   SERVICES, LLC

                                       By: /s/  Otis H. Cowan
                                           -------------------------------------
                                           Otis H. Cowan
                                           Vice President

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